                                                                      EXHIBIT 12

                                 AMR CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (IN MILLIONS)

                                            1996       1997       1998       1999       2000
                                           ------     ------     ------     ------     ------
Earnings:
   Earnings from continuing operations
   before income taxes and
   extraordinary loss                      $1,295     $1,336     $1,833     $1,006     $1,287

   Add:  Total fixed charges
        (per below)                         1,281      1,166      1,117      1,227      1,313

   Less:  Interest capitalized                 10         20        104        118        151
                                           ------     ------     ------     ------     ------
      Total earnings                       $2,566     $2,482     $2,846     $2,115     $2,449
                                           ======     ======     ======     ======     ======

Fixed charges:
   Interest                                $  514     $  420     $  369     $  383     $  450

   Portion on rental expense
   representative of the interest
   factor                                     763        744        743        832        844

   Amortization of debt expense                 4          2          5         12         19
                                           ------     ------     ------     ------     ------
      Total fixed charges                  $1,281     $1,166     $1,117     $1,227     $1,313
                                           ======     ======     ======     ======     ======

Ratio of earnings to fixed charges           2.00       2.13       2.55       1.72       1.87
                                           ======     ======     ======     ======     ======